Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ArTara Therapeutics, Inc. (the “Company”), and Jacqueline Zummo, PhD, MPH, MBA (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company, Proteon Therapeutics, Inc., and REM 1 Acquisition, Inc. have entered into that certain Agreement and Plan of Merger and Reorganization (as amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”). The effective date of this Agreement will be the date upon which the Parties fully execute this Agreement (the “Effective Date”). If the anticipated transactions contemplated in the Merger Agreement are not consummated, then this Agreement will have no effect, will not be binding on the Company (or any of its affiliates) or on Executive, shall terminate as of the termination of the Merger Agreement, and neither Executive nor the Company (or any of its affiliates) shall have rights or obligations hereunder;

WHEREAS, subject to the foregoing, the Company desires to employ Executive as its Vice President, Clinical Operations & Medical Affairs, and to enter into an agreement embodying the terms of such employment; and Executive desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.        Duties and Scope of Employment.

(a)  Positions and Duties. As of the Effective Date, Executive will serve as Senior Vice President, Operations of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive's position within the Company, as shall reasonably be assigned to Executive by the Company’s Chief Executive Officer. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Chief Executive Officer.

2.       At-Will Employment. Subject to Sections 7, 8, and 9 below, the parties agree that Executive's employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.       Compensation.

(a) Base Salary. During the Employment Term prior to the Closing (as defined in the Merger Agreement), the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $305,000 per year, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). During the Employment Term on and after the Closing Date, the Base Salary will increase to a rate of $325,000 per year, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Annual Bonus. During the Employment Term prior to the Closing (as defined in the Merger Agreement), Executive will be eligible to earn an annual discretionary bonus with a target amount equal to 25% of the Base Salary. During the Employment Term on and after the Closing Date, the target amount will increase to 30% of then current Base Salary. The amount of this bonus, if any, will be determined in the sole discretion of the CEO with input from the Board and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The bonus may be greater or lesser than the Target Bonus and may be zero based upon the achievement of agreed upon corporate and/or individual goals. The Company will pay Executive this bonus, if any, on or about February 1st of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date except as specified in Sections 7, 8 and 9.

(c) Equity. As of the Closing Date, it will be recommended to the Board that the Company grants Executive an option to purchase the greater of 45,500 shares or the number of shares equal to 1% of the Company’s fully-diluted pro-forma shares giving consideration to the anticipated reverse split and adjustments to exchange ratio and closing cash, of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). To be eligible, Executive must still be employed by the Company when the Board grants the Option. It is intended that the Option shall, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive’s Continuous Service Status (as defined in the Plan) to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Proteon Therapeutics, Inc. Amended and Restated 2014 Equity Incentive Plan or any successor plan of the Company (the "Option Plan") and the stock option agreement by and between Executive and the Company (the "Option Agreement"), both of which documents are incorporated herein by reference.

(i) Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion and guided by market benchmarks whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.            Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.            Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.	Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. Upon any termination for death or Disability, Executive or his or her dependents shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at the Company’s expense for a period of six (6) months, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

7.             Involuntary Termination for Cause; Resignation Without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason. Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executives employment by the Company or deemed Good Reason for such resignation.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8.       Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following:

(i) If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) for Executive resigns for Good Reason, then, subject to the limitations of Sections 8(b) and 25 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) a lump sum severance pay equal to nine (9) months of Executive’s Base Salary; (C) a lump sum payment equal to nine (9) months of Executive’s bonus at target; (D) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 5 above, but for which Executive has not yet been reimbursed; (E) reimbursement of any premium costs paid by Executive for the same level of coverage Executive had during employment for nine (9) months; (F) pro-rata vesting of any outstanding equity awards to the extent that Executive is not employed through the one-year anniversary of the applicable grant date of such outstanding equity awards; (G) any unused and accrued vacation and (H) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent. Any severance payments contemplated by Section 8(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 8 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 25) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 25(b). Except as required by Section 25(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 8(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 5 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

9.       Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which results in a material loss, damage or injury directly to the Company, and if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning attributed to such term in the Option Plan but shall not include the transaction contemplated by the Merger Agreement.

(c) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s written notice of Executive’s intent to resign for Good Reason with a reasonable description of the grounds therefor within 10 days after the occurrence of one or more of the following without Executive’s consent, and subsequent resignation within 30 days following the expiration of any Company cure period (discussed below): (i) a material diminution of Executive’s duties, position or responsibilities; (ii) a material diminution in Executive’s Base Salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) any other action or inaction that a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure.

10.          Acceleration of Options; Change in Control. If within eighteen (18) months following a Change in Control (as defined above) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than Cause, death or Disability, then Executive shall be entitled to acceleration of 100% of Executive’s then-unvested and outstanding equity awards.

11.          Company Matters.

(a) Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement is an Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b) Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

12.          Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intend to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

13.          Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of

Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.

15.         Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.         Integration. This Agreement, together with the Option Plan, Option Agreement, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17.         Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18.         Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

19.         Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

20.         Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22.         Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

23.         Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

24. Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a "Payment") shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a) Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b) If Executive receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

25.       Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

ArTara Therapeutics, Inc.

By:	/s/ Jesse Shefferman

Address:
1 Little West 12th Street
New York, NY 10014
Attn:	Jesse Shefferman, CEO

“EXECUTIVE”

Jacqueline Zummo, PhD, MPH, MBA

/s/ Jacqueline Zummo
Executive Name

Enclosures

Duplicate Executive Employment Agreement

Employee Confidential Information and Inventions Assignment Agreement

New York Wage Notice Form (LS 59)

New York City Pregnancy Notice

New York City Earned Safe and Sick Time Act – Notice of Rights

New York City Notice Regarding Sexual Harassment

ARTARA THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

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